Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2005 Third Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--Oct. 20, 2005--Build-A-Bear Workshop, Inc. (NYSE:BBW):

    -- Net income increased 50.0% to $5.3 million and included $0.3 million for flagship store and cafe preopening costs.

    -- Earnings per diluted share were $0.26, including $0.02 per diluted share for flagship store and cafe preopening costs.

    -- Net retail sales increased 25.7% to $83.2 million -- comp store sales increased 1.3%.

    -- Company expresses comfort with the mid to high-end of previously stated net income growth range of 26% to 32% for fiscal 2005.

    Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive entertainment retailer of customized stuffed animals, today announced earnings results for the fiscal 2005 third quarter and confirmed its earnings guidance for the full fiscal year.
    Total revenue for the fiscal 2005 third quarter (13 weeks ended October 1, 2005) was $84.0 million, compared to $66.5 million in the prior year's third quarter (13 weeks ended October 2, 2004). Third quarter net income of $5.3 million, or $0.26 per diluted share, on
20.2 million diluted shares outstanding, includes $0.02 per diluted share of preopening costs related to the Company's new flagship store and cafe in New York City.
    In the third fiscal quarter of 2004, the Company reported net income of $3.5 million, or $0.19 per diluted share, on 18.5 million diluted shares outstanding. Fiscal 2004 third quarter results include non-cash, stock-based compensation expense of $0.5 million pretax, $0.4 million net of tax or $0.02 per diluted share.
    The Company also revised its previous guidance for the full year by stating that it is comfortable with the mid to high-end of its full year net earnings guidance of $1.24 to $1.30 per diluted share.
    "Our strong results this quarter highlight the strength and quality of the Build-A-Bear Workshop business model. This performance is not only based on the sale of an affordable, quality product, but also an interactive, creative, fun entertainment experience that appeals to a growing customer base," said Chairman and Chief Executive Bear, Maxine Clark. "Revenue growth came via multiple drivers - strong new store performance, growth in comparable store sales, and via a 54% year over year increase in our Internet sales. We have also been successful in leveraging our expenses against the higher revenues, thus, our operating margin improvement reflected an increase in merchandise margins and our highly productive store model. We are excited about our upcoming holiday merchandise and marketing programs that we expect to drive continued growth in the fourth quarter and beyond."

    Fiscal 2005 Third Quarter

    Fiscal 2005 third quarter total revenue includes net retail sales of $83.2 million, an increase of $17.0 million or 25.7% compared to last year's third quarter. Net retail sales growth was driven primarily by the addition of new stores opened during the past twelve months, an increase in comparable store sales of 1.3% and an increase in Internet sales of 54.2% to $1.4 million. Third quarter total revenue includes international franchise fees and third-party licensing revenue totaling $778,000, an increase of $485,000 compared to last year's third quarter.
    The third quarter net income reflected higher new store preopening costs offset by the leverage of comparable store sales growth on costs and expenses, higher new store sales, lower stock-based compensation expense and increased interest income. Gross margin rate increased to 47.7% from 47.4% in the fiscal 2004 third quarter. Selling, general and administrative expense as a percent of total revenue declined to 37.0% from 37.8% as expenses moderated as a percent of revenue. The abovementioned store preopening expense included costs associated with the New York City flagship store and cafe opening, totaling $0.5 million pretax, $0.3 million net of tax, or $0.02 per diluted share, in the third quarter.
    During the 2005 third quarter, the company opened seven new Build-A-Bear Workshop(R) (BABW) retail stores in the United States and Canada, as planned, compared with opening seven new stores during the 2004 third quarter. These new stores bring the total number of BABW stores at the end of the third quarter to 186 in the United States and seven in Canada. During the quarter the company opened one friends 2B made store and now operates five stores in the U.S. International franchisees opened four new international stores in the third quarter, including the first store in Taiwan; international stores totaled 20 at the end of the third quarter.
    Total revenue for the fiscal 2005 year-to-date (39 weeks ended October 1, 2005) was $243.8 million, up 20.5% compared to $202.2 million in the same period in 2004 (39 weeks ended October 2, 2004). Comparable store sales for the 39 weeks ended October 1, 2005 were unchanged. Year-to-date net income of $16.7 million, or $0.83 per diluted share, on 20.2 million diluted shares outstanding, includes $0.06 per diluted share of flagship store and cafe preopening costs. In the same period of 2004, the Company reported net income of $13.7 million, or $0.76 per diluted share, on 18.1 million diluted shares outstanding.
    Build-A-Bear Workshop expects to open an additional seven new BABW stores in the fourth quarter. In total the company will open 30 new BABW stores and three new friends 2B made stores in the United States and Canada during fiscal 2005. International franchisees expect to open a total of approximately 20 new stores in fiscal 2005.

    Outlook

    The Company also commented that based on its performance to date, it is comfortable with the mid to high-end of its earnings guidance for fiscal 2005 (52 weeks ended December 31, 2005). Previously announced guidance includes net income in the range of $25.1 million to $26.3 million, which represents net income growth of 26% to 32% compared to fiscal 2004 and diluted earnings per share in the range of $1.24 to $1.30. Earnings guidance assumes total revenue growth of 15% to 20% and flat comparable store sales for the year.
    The Company announced that, starting in fiscal 2006, it will begin expensing stock-based compensation as required by SFAS 123R, Share-Based Payment.

    Today's Conference Call Webcast

    Today at 10:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2005 third quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc., is the only global company that offers an interactive make-you-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in the teddy bear business. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, which feature doll making. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $302 million in fiscal 2004. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Company's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, specifically as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)


                          13 Weeks    % of      13 Weeks     % of
                            Ended     Total       Ended      Total
                          October 1, Revenues   October 2,  Revenues
                             2005      (1)        2004        (1)
                         ----------- --------  ----------- ----------
Revenues:                                      (restated)
 Net retail sales       $    83,239     99.1% $    66,213       99.6%
 Franchise fees                 507      0.6          191        0.3
 Licensing revenue              271      0.3          102        0.2
                         ----------- --------  ----------- ----------
   Total revenues            84,017    100.0       66,506      100.0
                         ----------- --------  ----------- ----------
Costs and expenses:
 Cost of merchandise
  sold                       43,512     52.3       34,822       52.6
 Selling, general and
  administrative             31,113     37.0       25,144       37.8
 Store preopening             1,281      1.5          767        1.2
 Interest expense
  (income), net                (434)    (0.5)         (72)      (0.1)
                         ----------- --------  ----------- ----------
   Total costs and
    expenses                 75,472     89.8       60,661       91.2
                         ----------- --------  ----------- ----------
   Income before income
    taxes                     8,545     10.2        5,845        8.8
Income tax expense            3,290      3.9        2,342        3.5
                         ----------- --------  ----------- ----------
   Net income                 5,255      6.3        3,503        5.3
Cumulative dividends and
 accretion of redeemable
  preferred stock                --                   152
Cumulative dividends of
 nonredeemable preferred
  stock                          --                    35
                         -----------           -----------
   Net income available
    to common and
     participating
      preferred
       stockholders     $     5,255           $     3,316
                         ===========           ===========

Net income allocated to
 common stockholders    $     5,255           $       140
                         ===========           ===========

Net income allocated to
 participating
 preferred stockholders $        --           $     3,176
                         ===========           ===========

Earnings per common
 share:
 Basic                  $      0.26           $      0.34
                         ===========           ===========
 Diluted                $      0.26           $      0.19
                         ===========           ===========
Shares used in computing
 common per share
 amounts:
 Basic                   19,874,869               419,156
 Diluted                 20,234,749            18,528,825

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)

                          39 Weeks    % of     39 Weeks      % of
                            Ended     Total      Ended       Total
                          October 1, Revenue   October 2,   Revenue
                             2005      (1)        2004        (1)
                         ----------- --------  ----------- ----------
Revenues:                                      (restated)
 Net retail sales       $   242,241     99.4% $   201,633       99.7%
 Franchise fees               1,147      0.5          498        0.2
 Licensing revenue              387      0.2          102        0.1
                         ----------- --------  ----------- ----------
   Total revenues           243,775    100.0      202,233      100.0
                         ----------- --------  ----------- ----------
Costs and expenses:
 Cost of merchandise
  sold                      125,070     51.6      104,868       52.0
 Selling, general and
  administrative             88,303     36.2       73,776       36.5
 Store preopening             4,398      1.8        1,472        0.7
 Interest expense
  (income), net              (1,180)    (0.5)        (170)      (0.1)
                         ----------- --------  ----------- ----------
   Total costs and
    expenses                216,591     88.8      179,946       89.0
                         ----------- --------  ----------- ----------
   Income before income
    taxes                    27,184     11.2       22,287       11.0
Income tax expense           10,466      4.3        8,590        4.2
                         ----------- --------  ----------- ----------
   Net income                16,718      6.9       13,697        6.8
Cumulative dividends and
 accretion of redeemable
  preferred stock                --                 1,137
Cumulative dividends of
 nonredeemable preferred
  stock                          --                   263
                         -----------           -----------
   Net income available
    to common and
     participating
      preferred
       stockholders     $    16,718           $    12,297
                         ===========           ===========

Net income allocated to
 common stockholders    $    16,718           $       412
                         ===========           ===========

Net income allocated to
 participating
 preferred stockholders $        --           $    11,885
                         ===========           ===========

Earnings per common
 share:
 Basic                  $      0.85           $      1.25
                         ===========           ===========
 Diluted                $      0.83           $      0.76
                         ===========           ===========
Shares used in computing
 common per share
 amounts:
 Basic                   19,650,364               329,560
 Diluted                 20,194,093            18,099,867

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


            BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)

                                               October 1,  January 1,
                                                  2005        2005
                                              ------------ ----------
  ASSETS
 Current assets:
     Cash and cash equivalents                    $51,564    $67,327
     Inventories                                   34,123     30,791
     Receivables                                    6,240      3,792
     Prepaid expenses and other current
      assets                                        9,395      5,320
     Deferred tax assets                            3,142      2,725
                                              ------------ ----------
           Total current assets                   104,464    109,955

 Property and equipment, net                       86,207     75,815
 Other intangible assets, net                       1,329      1,411
 Other assets, net                                  4,695      2,056
                                              ------------ ----------
 Total Assets                                    $196,695   $189,237
                                              ============ ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
     Accounts payable                             $17,706    $25,767
     Accrued expenses                               6,065     13,966
     Other current liabilities                     17,579     22,222
                                              ------------ ----------
           Total current liabilities               41,350     61,955
                                              ------------ ----------

 Deferred franchise revenue                         2,095      2,075
 Deferred rent                                     31,350     26,426
 Other liabilities                                    623        732
 Deferred tax liabilities                           3,508      2,539

 Stockholders' equity:
     Common stock, par value $0.01 per share          200        196
     Additional paid-in capital                    82,430     77,708
     Retained earnings                             36,104     19,386
     Notes receivable from officers                  (149)    (1,770)
     Unearned compensation                           (816)       (10)
                                              ------------ ----------
           Total stockholders' equity             117,769     95,510
                                              ------------ ----------
 Total Liabilities and Stockholders' Equity      $196,695   $189,237
                                              ============ ==========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Cash Flows
                        (dollars in thousands)

                                               39 Weeks    39 Weeks
                                                 Ended       Ended
                                               October 1,  October 2,
                                                  2005        2004
                                              ------------ ----------
                                                           (restated)
 Cash flows from operating activities:
     Net income                                   $16,718    $13,697
     Adjustments to reconcile net income to
         net cash from operating activities:
         Depreciation and amortization             12,821     10,817
         Deferred taxes                               552       (478)
         Tax benefit from exercise of non-
          qualified options                         2,444        410
         Loss on disposal of property and
          equipment                                   322        269
         Stock-based compensation                     358        584
         Change in assets and liabilities:
             Inventories                           (3,332)    (6,862)
             Receivables                           (2,432)      (961)
             Prepaid expenses and other
              current assets                       (4,086)      (965)
             Accounts payable                      (8,158)    (4,128)
             Accrued expenses and other
              liabilities                         (10,120)     4,994
                                              ------------ ----------
                 Net cash provided (used) by
                  operating activities              5,087     17,377
                                              ------------ ----------
 Cash flows from investing activities:
     Purchases of property and equipment          (22,599)   (11,278)
     Proceeds from sale of property and
      equipment                                        24          -
     Purchases of other assets                       (885)      (955)
     Loan to franchisee                            (2,540)         -
                                              ------------ ----------
                 Net cash used in investing
                  activities                      (26,000)   (12,233)
                                              ------------ ----------
 Cash flows from financing activities:
     Payment of cash dividend                           -    (10,000)
     Exercise of employee stock options and
      employee stock purchases                      3,505          -
     Collection of note receivable from
      officer                                       1,645          -
                                              ------------ ----------
                 Net cash provided by
                  financing activities              5,150    (10,000)
                                              ------------ ----------
 Net increase (decrease) in cash and cash
  equivalents                                     (15,763)    (4,856)
 Cash and cash equivalents, beginning of
  period                                           67,327     20,601
                                              ------------ ----------
 Cash and cash equivalents, end of period         $51,564    $15,745
                                              ============ ==========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
              Unaudited Selected Financial and Store Data
            (dollars in thousands, except square foot data)

                              13       13         39          39
                             Weeks    Weeks      Weeks       Weeks
                             Ended    Ended      Ended       Ended
                            October  October    October     October
                               1,       2,         1,          2,
                             2005     2004        2005        2004
                          ---------- -------  ------------ ----------

Other financial data:
   Gross margin ($) (1) $    39,727  31,391   $   117,171     96,765
   Gross Margin (%) (1)        47.7%   47.4%         48.4%      48.0%
   Capital expenditures
    (2)                 $     6,508   5,146   $    22,599     11,278
   Depreciation and
    amortization        $     4,304   3,692   $    12,821     10,817


Store data (3):
   Number of stores at
    end of period                                     193        164
   Store square footage
    at end of period                              599,341    497,385
   Comparable store
    sales change (%) (4)        1.3%   18.8%          0.0%      15.6%


(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Capital expenditures consist of leasehold improvements, furniture and fixtures, and computer equipment and software purchases.
(3)Excludes our webstore and seasonal and event-based locations.
(4)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5293